Exhibit 2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of June, 2005, by and among GLEN L. McALISTER, an individual (the “Seller”) and BRONCO DRILLING COMPANY, L.L.C., an Oklahoma limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, the Seller presently owns forty-four percent (44%) of the issued and outstanding membership interests and units in STRATA DRILLING, L.L.C., an Oklahoma limited liability company (“Drilling”), and STRATA PROPERTY, L.L.C., an Oklahoma limited liability company (“Property”, with “Drilling” being collectively referred to as the “Companies”); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Seller’s membership interests and units in the Companies, subject to the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements described in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:

1. SALE OF MEMBERSHIP INTERESTS. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, all of the Seller’s membership interests and units in: (i) Drilling, which represents forty-four percent (44%) of the issued and outstanding membership interests and units in Drilling (collectively, the “Drilling Units”); and (ii) Property, which represents forty-four percent (44%) of the issued and outstanding membership interests and units in Property (collectively, the “Property Units”, with the Drilling Units being collectively referred to as the “Membership Interests”), together with any and all rights, privileges and interests in the Companies resulting from, associated with or arising from the Membership Interests.

2. PURCHASE OF RESTRICTED INTERESTS. The Buyer understands that the Membership Interests are being sold to the Buyer under an exemption from registration provided by the Securities Act of 1933, as amended (the “Act”), and by applicable state securities acts, and warrants and represents to the Seller that the Membership Interests being acquired by the Buyer are solely for its own account for investment purposes only, and are not being purchased with a view to, or for the resale, distribution, subdivision or fractionalization thereof, and that the Buyer must bear the economics associated with the Membership Interests for an indefinite period of time because the Membership Interests cannot be resold or otherwise transferred unless subsequently registered under the Act, or unless an exemption from registration is available. Further, the Buyer acknowledges and understands that any certificate that may be issued to the Buyer evidencing the Membership Interests will bear substantially the following legend:

The units represented by this Certificate have not been registered under the United States Securities Act of 1933 (the “Act”) or registered or qualified under any state securities laws and are “restricted securities” as that term is defined in Rule 144 under the Act. The units may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act or state securities laws, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company. In addition, the rights and obligations of the holder of this Certificate, and the ability of the holder to transfer the units represented by this Certificate, are subject to the approval of the Members of the Company and other restrictions, terms and conditions of the Amended and Restated Operating Agreement of the Company, a copy of which can be obtained from the Company upon written request.

3. CONSIDERATION. The aggregate purchase price to be paid by the Buyer for the Membership Interests at Closing shall be Three Million Two Hundred Sixty-five Thousand and No/100 Dollars ($3,265,000.00), which amount shall be paid to the Seller in cash or certified funds (the “Purchase Price”).

3.1 Real Estate. In connection with and as consideration for the sale of the Membership Interests, Seller shall cause Advanced Investments, L.L.C. (“Investments”) to sell, transfer and convey to Buyer, that certain real property and improvements situated thereon located in Oklahoma County, Oklahoma owned by Investments and more particularly described in Exhibit “B” attached hereto (the “Real Property”), subject to the terms and conditions described in that certain Real Estate Purchase Agreement dated even date herewith by and between Buyer and Investments attached hereto as Exhibit “C” (the “REPA”). The execution and delivery of the REPA by Investments shall be a condition to and a requirement of the execution and delivery of this Agreement by the Seller.

4. REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as hereafter defined).

4.1 Authority; Capacity. The Seller has full power, authority and capacity to execute and deliver, and to perform his duties and obligations under this Agreement. This Agreement is the legal, valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

4.2 No Conflicts; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which the Seller or any of his assets are subject; (ii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or bound or to which any of his assets are subject; (iii) that could result in the creation or imposition of any lien, security interest or encumbrance in, to or on the Membership Interests or any asset of the Seller; or (iv) require the Seller to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party in order to consummate the transactions contemplated by this Agreement, except as required in the Companies’ respective operating agreements.

4.3 Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations or other legal proceedings pending or threatened against the Seller relating to, resulting from or affecting the Membership Interests or that would materially impair the ability of the Seller to perform his duties or obligations under, or to consummate the transactions contemplated by, this Agreement.

4.4 Title. Except for the outstanding security interest in favor of the members from which the Seller purchased the McAlister Interests, the Seller is the lawful owner of, and has good and marketable title to, the Membership Interests, free and clear of any and all liens, restrictions, claims, charges, security interests and encumbrances (contractual or otherwise) of any kind, nature or type whatsoever. Investments is the lawful owner of, and has good and marketable title to, the Real Property, free and clear of all liens, restrictions, claims, charges, security interests and encumbrances (contractual or otherwise) of any kind, nature or type whatsoever.

4.5 Taxes. The Seller has duly and timely filed all tax returns and reports required to be filed by the Seller prior to the date of this Agreement and Investments has duly and timely filed all tax returns and reports required to be filed by Investments related to or involving the Real Property prior to the date of the REPA (collectively, the “Returns”) and has duly and timely paid all taxes that have been incurred or are due and payable pursuant to such Returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such Returns. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of tax has been proposed, asserted or assessed by any taxing authority against the Seller or Investments. There are no actions, suits, taxing authority proceedings, or audits now in progress, pending or threatened against the Seller or Investments, and there are no liens for taxes (other than for current taxes not yet due and payable) against the Seller or Investments.

4.6 Membership Interest. The Membership Interests being purchased by the Buyer under this Agreement respectively represent forty-four (44%) of the issued and outstanding membership interests and units in the Companies.

4.8 No Pending Transactions. Except for this Agreement, the Seller is not a party to or bound by any agreement, undertaking or commitment to sell, lease, assign, transfer or exchange any of the Membership Interests to any other entity or person.

4.9 Full Disclosure. No representation or warranty of the Seller in this Agreement or any agreement, document or scheduled executed or delivered in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact which makes any such representation or warranty misleading.

4.10 Acknowledgement. Seller understands and acknowledges that Buyer is in negotiations with the holders of the other membership interests in Drilling and Property to purchase their interests and that the terms of such purchases, if agreed to, may differ from the terms contained herein, and that such differences may be material.

5. REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer hereby represents and warrants to the Seller that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

5.1 Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and is duly registered or qualified to do business, and are in good standing, in each jurisdiction in which the nature of its business or properties requires such registration or qualification, except where the failure to so register or qualify would have a material adverse effect.

5.2 Authority; Capacity. The Buyer has full power and authority to execute and deliver, and to perform its duties and obligations under, this Agreement. The execution and delivery of, the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement and any agreement, document, instrument or certificate executed or to be executed in connection with this Agreement, have been duly authorized by all necessary action on the part of the Buyer. This Agreement is the legal, valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

5.3 No Conflicts; Consents. Except as contemplated by the Buyer’s loan agreements, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the organizational documents, as amended, of the Buyer; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which the Buyer or any of its assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or bound or to which any of its assets are subject; (iv) result in or require the creation or imposition of any lien, security interest or encumbrance in, to or on any of the properties of the Buyer; or (v) require the Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party in order to consummate the transactions contemplated by this Agreement.

5.4 Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations or other legal proceedings pending or threatened against the Buyer that would materially impair the ability of the Buyer to perform its duties or obligations under, or to consummate the transactions contemplated by, this Agreement.

5.5 Full Disclosure. No representation or warranty of the Buyer in this Agreement or any agreement, document or scheduled executed or delivered in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact which makes any such representation or warranty misleading.

6. CLOSING. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on June 30, 2005 (the “Closing Date”) at the offices of the Buyer, 14313 North May Avenue, Oklahoma City, Oklahoma, or at such other time and place as the Buyer and the Seller may agree.

6.1 Deliveries by Seller. At Closing, the Seller shall execute and deliver: (i) any certificate respectively issued by the Companies representing the Membership Interests to the Buyer, which certificate shall be accompanied by unit powers duly executed in blank or other duly executed instruments of transfer and any other documents necessary to transfer title to the Membership Interests to the Buyer, (ii) a Mutual Release and Settlement Agreement in the form attached to this Agreement as Exhibit “A” (the “Release Agreement”): (iii) the REPA, and all documents required to executed in connection therewith; and (iv) any other document, certificate or instrument deemed reasonably requested by the Buyer to consummate the transactions contemplated by this Agreement.

6.2 Deliveries by Buyer. At Closing, the Buyer shall execute and deliver: (i) the Purchase Price to the Buyer; (ii) the Release Agreement; (iii) the REPA, and all documents required to executed in connection therewith; and (iv) any other document, certificate or instrument deemed reasonably requested by the Seller to consummate the transactions contemplated by this Agreement.

6.3 Condition Precedent. The consummation of the transactions contemplated by this Agreement is expressly contingent upon the execution and delivery of the Release Agreement, upon Buyer purchasing certain promissory notes issued by Drilling to Jerold Wilson, L.P., Brooks Wright Traditional IRA, RJMC Family Limited Partnership and Richard L. McAfee Revocable Trust in connection with Seller’s acquisition of the Membership Interests and the delivery to Buyer of any and all documents duly executed by appropriate parties necessary to admit Buyer as a substituted member of Drilling and Property.

7. TERMINATION. This Agreement may be terminated upon providing written notice to the other parties at or prior to Closing as follows.

7.1 Written Consent. By the written consent of the Buyer and the Seller, which termination shall be effective as of the date described in such consent.

7.2 Misrepresentation or Breach. By the Buyer or the Seller if: (i) any representation or warranty of the other party in this Agreement shall be false, misleading or incorrect in any material respect; or (ii) the other party shall fail to perform any of its duties, obligations or covenants described in this Agreement by or within the required period, which failure to perform is not cured within ten (10) days after the non-defaulting party notifies the defaulting party in writing of such failure to perform.

7.3 No Closing. By the Buyer in the event the transactions contemplated by this Agreement are not consummated on or before June 30, 2005.

7.4 Effects of Termination. In the event this Agreement is terminated, the Seller and the Buyer shall have no further rights, duties, obligations or responsibilities described in this Agreement, except for: (i) the respective indemnification rights and obligations of the Seller and the Buyer described in Sections 8 and 9 of this Agreement; and (ii) any other right, duty, obligation or responsibility provided for in this Agreement to survive the termination of this Agreement notwithstanding. Notwithstanding the foregoing, in the event that termination of this Agreement occurs as a result of a party’s failure to perform or misrepresentation, the defaulting party shall be obligated and responsible for any and all costs and expenses (including reasonable attorney’s fees) incurred by the non-defaulting party related to or connected with this Agreement.

8. INDEMNIFICATION BY SELLER. The Seller hereby covenants and agrees to indemnify, save, defend, hold harmless, discharge, and release the Buyer, its affiliates and their respective stockholders, members, partners, directors, managers, officers, employees, agents, representatives, successors and assigns from and against any and all payments, charges, judgments, assessments, liabilities, obligations, claims, demands, actions, losses, damages, penalties, interest or fines, and any and all costs and expenses paid or incurred, including attorney fees, costs, fees of experts and any legal or other expenses reasonably incurred in connection therewith (collectively, the “Liabilities”), arising from, based upon, related to or associated with and to the extent caused by (i) any breach of any representation or warranty of the Seller contained in this Agreement; (ii) any failure of the Seller to perform or observe any term, condition or covenant contained in this Agreement; (iii) any Liability related to or involving any indebtedness of the Seller to the Companies (iv) any Liability related to or involving the Membership Interests arising, resulting or incurred from any event that occurred on or prior to the Closing Date; and (v) any and all tax Liabilities with respect to the Membership Interests arising, resulting or incurred on or prior to the Closing Date.

9. INDEMNIFICATION BY BUYER. The Buyer hereby covenants and agrees to indemnify, save, defend, hold harmless, discharge, and release the Seller and his heirs and legal representatives from and against any and all Liabilities arising from, based upon, related to or associated with (i) any breach of any representation or warranty of the Buyer contained in this

Agreement; (ii) any failure of the Buyer to perform or observe any terms, conditions or covenants contained in this Agreement; (iii) any Liability related to or involving the Membership Interests arising, resulting or incurred from any event that occurs after the Closing Date; and (iv) any and all tax Liabilities with respect to the Membership Interests arising, resulting or incurred after the Closing Date.

10. SURVIVAL OF REPRESENTATIONS AND COVENANTS. The Buyer and the Seller hereby agree and covenant that all of the representations, warranties and covenants in this Agreement shall survive the Closing or termination of this Agreement for a period of five (5) years.

11. ENTIRE AGREEMENT. This Agreement and the exhibits attached to this Agreement constitute the entire agreement and understanding between the Buyer and the Seller and supersede any and all prior understandings, agreements or representations between the Buyer and the Seller, whether written or oral, related in any way to the subject matter of this Agreement.

12. BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the Buyer, the Seller and their respective heirs, legal representatives successors and permitted assigns.

13. ASSIGNMENT. The Seller may not assign any of his rights, or delegate any of his duties or obligations, under this Agreement without the prior written consent of the Buyer, which consent may be withheld, conditioned or delayed at the Buyer’s sole discretion.

14. MULTIPLE COUNTERPARTS. This Agreement may be executed, by facsimile or otherwise, in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

15. HEADINGS. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16. NOTICES. Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing, and (ii) be personally delivered or mailed by prepaid mail or overnight courier, or by facsimile transmission delivered or transmitted to the party to whom such notice or communication is directed, to the address of such party as follows:

To Seller:	Glen L. McAlister 1715 North Hudson Oklahoma City, Oklahoma 73103 Fax No.: (405) 745-6700

To Buyer:	Bronco Drilling Company, L.L.C. 14313 North May Avenue Oklahoma City, Oklahoma 73134 Attn: Joel H. McNatt, VP and General Counsel Fax No.: (405) 848-8816

Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication sent by overnight courier, or (iv) on the day such notice or communication is faxed and the sender has received a confirmation of such fax. Any party may, for purposes of this Agreement, change its address, fax number, or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other parties.

17. AMENDMENTS. This Agreement may be amended at any time by a written instrument signed by the Buyer and the Seller.

18. WAIVER; INJUNCTIVE RELIEF. No failure on the part of the Buyer or the Seller to exercise, and no delay in exercising, any right, power or remedy created under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by the Buyer or the Seller to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition of this Agreement. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the party against whom or which the enforcement of such waiver is sought. No right, remedy or election given by any term of this Agreement or made by either party shall be deemed exclusive, but shall be cumulative with all other rights, remedies and elections available at law or in equity. The Buyer and the Seller acknowledge that the rights created by this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement irreparable harm would be caused, money damages may be inadequate and an aggrieved party may have no adequate remedy at law. Accordingly, the Buyer and the Seller agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce such party’s rights and the obligations of the other party not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of a bond or other security).

19. SEVERABILITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to the invalid, illegal, void or unenforceable provision while still remaining valid and enforceable and the remaining terms or provisions contained in this Agreement shall not be affected thereby.

20. PREVAILING PARTY. In the event that either party brings any suit, action or proceeding against the other party for any reason arising from or related to this Agreement, then the prevailing party shall be entitled to recover from the other party any and all costs and expenses, including reasonable attorney fees, arising from or related to the suit, action or proceeding.

21. FURTHER ACTIONS. From and after the execution of this Agreement, the Buyer and the Seller agree to, upon the request of the other party, execute and deliver to the other party any further documents, certificates or instruments, and to perform any further acts as may be required or reasonably requested to complete or evidence the transaction contemplated by this Agreement.

22. CONSTRUCTION. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the Buyer and the Seller, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

23. ABSENCE OF REVIEW. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Membership Interests or determined this Agreement or any other document related to this Agreement is truthful or complete. Any representation to the contrary is a criminal offense.

24. PLURAL; GENDER. Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Words used in the masculine or the feminine, where the context so permits, shall be deemed to mean the other and vice versa. The definitions of words in the singular in this Agreement shall apply to such words when used in the plural where the context so permits and vice versa, and the definitions of words in the masculine or feminine in this Agreement shall apply to such words when used in the other form where the context so permits and vice versa.

25. GOVERNING LAW; VENUE; JURISDICTION. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma. The Buyer and the Seller further agree that any dispute arising out of this Agreement shall be decided by either the state or federal court in Oklahoma County, Oklahoma. The Buyer and the Seller shall each submit to the jurisdiction of those courts and agree that service of process by certified mail, return receipt requested, shall be sufficient to confer said courts with in personam jurisdiction.

26. WAIVER OF JURY TRIAL. THE SELLER AND THE BUYER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ISSUE TRIABLE BY A JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE SELLER AND THE BUYER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY MAY OTHERWISE ACCRUE. THE SELLER AND THE BUYER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY

(REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

“SELLER”		/s/ GLEN L. MCALISTER
GLEN L. McALISTER, an individual

“BUYER”	BRONCO DRILLING COMPANY, L.L.C., an Oklahoma limited liability company

	By:	/s/ JOEL H. MCNATT
	Name:	Joel H. McNatt
	Title:	Vice President